                                  [LETTERHEAD]



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Re:  Hach Company and Subsidiaries
     Resgistration on Form S-8


Gentlemen:

We are aware that our report dated November 16, 1995 on our review of interim financial information on Hach Company and Subsidiaries for the three and six months ended October 28, 1995, and included in this quarterly report on Form 10-Q for the quarter and six months then ended, is incorporated by reference into the registration statements of Hach Company and Subsidiaries on Form S-8 (File No. 33-39019), Form S-8 (File No. 33-90584), and Form S-8 (File No. 33-64793).
Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Section 7 and 11 of that Act.


COOPERS & LYBRAND L.L.P.

Denver, Colorado
November 16, 1995


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